Exhibit 10.2

SECOND MODIFICATION TO PROMISSORY NOTE

THIS SECOND MODIFICATION TO PROMISSORY NOTE (this “Modification”) is entered into as of March 1, 2013, by and between RED LION HOTELS CORPORATION (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Term Note in the original principal amount of Thirty Million Dollars ($30,000,000.00), executed by Borrower and payable to the order of Bank, dated as of September 12, 2011, as modified from time to time (the "Note"), which Note is subject to the terms and conditions of the Amended and Restated Credit Agreement between Borrower and Bank dated as of September 12, 2011, as amended from time to time (the "Credit Agreement").

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Note, and have agreed to modify the Note to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Note shall be modified as follows:

1.    Paragraph (b) of the section of the Note entitled “Advances, Repayment and Prepayment” is hereby deleted and replaced in its entirety by the following:

“(b)    Repayment. Principal shall be payable on the last day of each fiscal quarter in installments of Five Hundred Thousand Dollars ($500,000.00) each, commencing December 31, 2011, and continuing up to and including March 31, 2013, with a final installment consisting of all remaining unpaid principal due and payable in full on June 30, 2013.”

2.    The effective date of the changes set forth herein shall be March 1, 2013.

3.    Except as expressly set forth herein, all terms and conditions of the Note remain in full force and effect, without waiver or modification. All terms defined in the Note or the Credit Agreement shall have the same meaning when used in this Modification. This Modification and the Note shall be read together, as one document.

4.    Borrower certifies that as of the date of this Modification there exists no Event of Default under the Note, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default. Borrower further certifies that, notwithstanding the modifications set forth herein, all of the real property securing the Note shall remain subject to the lien, charge or encumbrance of the deed of trust, mortgage or other document pursuant to which such lien, charge or encumbrance is created, and nothing contained herein or done pursuant hereto shall affect or be construed to affect the priority of the lien, charge or encumbrance of any such deed of trust, mortgage or other document over any other liens, charges or encumbrances.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Modification to be executed as of the day and year first written above.

WELLS FARGO BANK,
RED LION HOTELS CORPORATION     NATIONAL ASSOCIATION

By: /s/ Jon E. Eliassen    By: /s/ Daniel Adams
Title: President and Chief Executive Officer    Title: Vice President

C-150_WA.doc (Rev. 05/09)	1